Exhibit 4.1

AGREEMENT TO ENTER INTO VOTING AND STOCKHOLDERS’ AGREEMENT

This AGREEMENT TO ENTER INTO VOTING AND STOCKHOLDERS’ AGREEMENT (this “Agreement”), is made and entered into as of October 1, 2011, by and among Armstrong Energy, Inc., a Delaware corporation (the “Company”), J. Hord Armstrong, III, Martin D. Wilson, Yorktown Energy Partners VI, L.P., a Delaware limited partnership (“Yorktown VI”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (together with Yorktown VI and Yorktown VII, “Yorktown”), James H. Brandi, LucyB Trust, Lorenzo Weisman/Danielle Weisman Joint Ownership with Right of Survivorship, Brim Family 2004 Trust, Franklin W. Hobbs IV, Hutchinson Brothers, LLC a Nebraska limited liability company, and John H. Stites, III.

W I T N E S S E T H:

WHEREAS, it is anticipated that the Company will complete an underwritten offering to the public pursuant to which equity securities of the Company shall be authorized and approved for listing on the Nasdaq Stock Market system (the “Initial Public Offering”); and

WHEREAS, the parties hereto desire to enter into this Agreement to provide for certain rights in the event that the Initial Public Offering is not completed.

NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:

AGREEMENT:

1. Voting and Stockholders’ Agreement. In the event that the Company fails to complete the Initial Public Offering on or before February 1, 2012 (the “IPO Deadline”), the parties hereby agree to enter into that certain Voting and Stockholders’ Agreement attached hereto as Exhibit A. Notwithstanding the foregoing, upon the written approval of Yorktown and the Company, the IPO Deadline may be extended to a date mutually agreed upon by Yorktown and the Company, which in no event shall be later than May 1, 2012.

2. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns.

3. Modification and Waiver. No supplement, modification, waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles of conflict of laws).

5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall together constitute one and the same agreement.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARMSTRONG ENERGY, INC.

By:	/s/ J. Hord Armstrong, III

J. Hord Armstrong, III, Chairman and CEO

/s/ J. Hord Armstrong, III
J. HORD ARMSTRONG, III

/s/ Martin D. Wilson
MARTIN D. WILSON

YORKTOWN ENERGY PARTNERS VI, L.P.

By:	Yorktown VI Company LP, its general partner

By:	Yorktown VI Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence

Name:	Bryan H. Lawrence
Title:	Member

[Signature Page to Agreement to Enter into Voting and Stockholders’ Agreement]

YORKTOWN ENERGY PARTNERS VII, L.P.

By:	Yorktown VII Company LP, its general partner

By:	Yorktown VII Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence

Name:	Bryan H. Lawrence
Title:	Member

YORKTOWN ENERGY PARTNERS VIII, L.P.

By:	Yorktown VIII Company LP, its general partner

By:	Yorktown VIII Associates LLC, its general partner

By:	/s/ Bryan H. Lawrence

Name:	Bryan H. Lawrence
Title:	Member

/s/ James H. Brandi
JAMES H. BRANDI

LUCYB TRUST (FEBRUARY 26, 2007)

By:	/s/ Linda B. Brandi

Linda B. Brandi, Trustee

LORENZO WEISMAN/DANIELLE WEISMAN JOINT OWNERSHIP WITH RIGHT OF SURVIVORSHIP

By:	/s/ Lorenzo Weisman

Lorenzo Weisman

By:	/s/ Danielle Weisman

Danielle Weisman

[Signature Page to Agreement to Enter into Voting and Stockholders’ Agreement]

BRIM FAMILY 2004 TRUST

By:	/s/ Debra Patterson

Name:	Debra Patterson
Title:	Vice President

/s/ Franklin W. Hobbs IV
FRANKLIN W. HOBBS IV

HUTCHINSON BROTHERS, LLC

By:	Hutchinson Brothers, LLC

By:	Steven N. Hutchinson

Name:	Steven N. Hutchinson
Title:	Manager

/s/ John H. Stites, III
JOHN H. STITES, III

[Signature Page to Agreement to Enter into Voting and Stockholders’ Agreement]

EXHIBIT A

VOTING AND STOCKHOLDERS’ AGREEMENT

This VOTING AND STOCKHOLDERS’ AGREEMENT (this “Agreement”), is made and entered into as of                     , 2012, by and among Armstrong Energy, Inc., a Delaware corporation (the “Company”), J. Hord Armstrong, III and Martin D. Wilson (together with any additional member of the management of the Company who becomes a party to this Agreement, the “Management Owners”), Yorktown Energy Partners VI, L.P., a Delaware limited partnership (“Yorktown VI”), Yorktown Energy Partners VII, L.P., a Delaware limited partnership (“Yorktown VII”), Yorktown Energy Partners VIII, L.P., a Delaware limited partnership (together with Yorktown VI and Yorktown VII, “Yorktown”), James H. Brandi, LucyB Trust, Lorenzo Weisman/Danielle Weisman Joint Ownership with Right of Survivorship, Brim Family 2004 Trust, Franklin W. Hobbs IV, Hutchinson Brothers, LLC a Nebraska limited liability company, and John H. Stites, III (collectively, the “Owners” and each individually as an “Owner”).

W I T N E S S E T H:

WHEREAS, as a result of the Plan of Conversion dated August 22, 2011 adopted and approved by Armstrong Land Company, LLC, pursuant to which Armstrong Land Company, LLC was converted into a Delaware corporation, the Owners own all of the issued and outstanding common stock, par value $.01 per share, of the Company (“Common Stock”); and

WHEREAS, in connection with and as a requirement of the approval of the aforementioned conversion, the parties hereto agree as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual terms, covenants and conditions contained herein, the parties hereto hereby agree as follows:

Section 1. Voting Agreement.

(a) General Rights. From and after the date hereof and until the provisions of this Section 1 shall terminate as provided in subsection (c) hereof, the Owners agree to vote all of their “Owner Shares” (as defined below) and any other voting securities of the Company over which they have voting control, and the Company will take all reasonable actions within its control, that may be necessary in order to cause:

(i) the authorized number of directors on the Board of Directors (the “Board”) to be established at four (4) directors;

(ii) the election to the Board of two (2) representatives designated by Yorktown, who shall initially be Bryan H. Lawrence and W. Howard Keenan, Jr. for so long as Yorktown owns in the aggregate at least a majority of the outstanding voting securities of the Company;

(iii) the removal from the Board (with or without cause) of any or all of the representatives designated by Yorktown hereunder at the written request of an authorized representative of Yorktown (but only upon such written request and under no other circumstances);

(iv) in the event that any representative designated by Yorktown hereunder for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board to be filled by a representative designated by an authorized representative of Yorktown (for so long as Yorktown is entitled to place a representative on the Board pursuant to Section 1(a)(ii));

(v) the election to the Board of two (2) individuals designated by the Management Owners acting together, who shall initially be J. Hord Armstrong, III and Martin D. Wilson;

(vi) the removal from the Board (with or without cause) of any or all of the representatives designated by the Management Owners hereunder at the written request of an authorized representative of the Management Owners (but only upon such written request and under no other circumstances);

(vii) in the event that any representative designated by the Management Owners hereunder for any reason ceases to serve as a member of the Board during his term of office, the resulting vacancy on the Board to be filled by a representative designated by an authorized representative of the Management Owners (for so long as the Management Owners are entitled to place a representative on the Board pursuant to Section 1(a)(v)); and

(viii) upon the written request of Yorktown, at any time and in Yorktown’s sole discretion, an increase in the authorized number of directors of the Board to five (5) members and the election to fill the vacancy on the Board by a representative of Yorktown.

(b) The Company (and the officers and agents acting on its behalf) shall not take action in connection with the following matters without the approval of a majority of the representatives of Yorktown on the Board (provided for this purpose, the “Company” shall include any consolidated subsidiaries of the Company):

(i)	an investment in a Project or a Project Company;

(ii)	the issuance or repurchase of any Company Securities, other than advances or payments with respect to existing credit facilities or lines of credit (which are subject to Section 1(b)(v) below);

(iii)	the sale, lease or other disposition of assets of the Company having a value in excess of $1,000,000;

(iv)	the merger or consolidation of the Company with any other entity, conversion of the Company into another form of entity or exchange of equity interest with any other Person or entity;

(v)	the creation, incurrence, or assumption of any indebtedness;

(vi)	the approval of the annual budget, including operating and capital budgets (the “Annual Budget”) of the Company;

(vii)	the approval of expenditures, other than for investments in Projects and Project Companies (which are subject to Section 1(b)(i) above), which exceeds in the aggregate the amount approved in the Annual Budget;

(viii)	the adoption of any equity compensation plan for Employees and the issuance of any stock options, warrants or other convertible securities thereunder;

(ix)	any transaction or contract with the Owners who are also employed by the Company or any Subsidiary, other than expense reimbursement to officers of the Company in the ordinary course of business;

(x)	the declaration or payment of any distribution or dividend to the Owners of the Company;

(xi)	the exercise of the Company’s Right of First Refusal granted pursuant to Section 2(b)(i);

(xii)	entering into any dissimilar Business or changing the Company’s Business;

(xiii)	authorizing a new class or series of securities of the Company;

(xiv)	the commencement of a voluntary bankruptcy by the Company;

(xv)	the appointment of the Company’s independent certified public accountants;

(xvi)	the setting of the compensation packages of the three most highly-paid executive officers of the Company or any change to such compensation packages; or

(xvii)	the initial sale of the Company’s Common Stock (or other equity interests) to the public pursuant to a registration under the 1933 Act.

(c) Termination. The voting rights set forth in this Section 1 shall terminate upon the completion of a Qualified Public Offering. From and after the termination of the voting rights set forth in this Section 1, the Board shall be elected by the holders of a majority of the shares of Common Stock owned by the Owners, to the extent applicable, at the time of such determination.

Section 2. Transfer Provisions.

(a) General Rights. In addition to any restrictions on the Transfer of Owner Shares that are imposed under applicable securities laws, no Owner shall Transfer or Pledge (as defined in Section 3 below) all or any part of his Owner Shares without the prior written consent of Yorktown and the holders of a majority of the shares of Common Stock then outstanding, unless in accordance with this Section 2.

(b) Right of First Refusal and Tag-Along Right. No Owner shall have the right to effect any Transfer of his/its Owner Shares (other than as provided in subsection (c) of this Section 2) unless the Owner proposing to Transfer such Owner Shares (the “Selling Owner”) provides written notice to the other Owners (a “Transfer Notice”) of such desire, identifying the number of such Selling Owner’s Owner Shares that the Selling Owner proposes to Transfer (the “Disposition Shares”) together with the Offered Price (as defined below), and such Selling Owner complies with the Right of First Refusal of clause (i) and the Tag-Along requirements of clause (ii) below.

(i) Right of First Refusal. The Company shall have a right of first refusal (the “Company’s Right of First Refusal”) to purchase all or any portion of the Disposition Shares, if the Company gives written notice of the exercise of such right to the Selling Owner within 20 days (the “Company’s Refusal Period”) from the receipt of the Transfer Notice. If the Company does not intend to exercise the Company’s Right of First Refusal in full or if the Company is not lawfully able to repurchase all of the Disposition Shares, the Company will send written notice thereof (the “Company’s Expiration Notice”) to the Selling Owner and to each other Owner at least 10 days before the expiration of the Company’s Refusal Period. If the Company does not purchase all of the Disposition Shares pursuant to the Company’s Right of First Refusal, the non-selling Owners (the “Non-Selling Owners”) shall have a right of second refusal (the “Owners’ Right of Second Refusal”) to purchase the remaining Disposition Shares (the “Remaining Disposition Shares”) by giving written notice of the exercise of such right to the Selling Owner and the Company within 20 days from receipt of the Company’s Expiration Notice. Each Non-Selling Owner shall have the right to purchase such Owner’s Proportionate Share (based upon the group of Non-Selling Owners) of the Remaining Disposition Shares. If any Non-Selling Owner elects not to purchase his or its Proportionate Share of the Remaining Disposition Shares, the other Non-Selling Owners may purchase their respective Proportionate Share (based on the group of the other Non-Selling Owners) of such Remaining Disposition Shares, and so on for any unpurchased Remaining Disposition Shares, until no Non-Selling Owner desires to purchase any more Remaining Disposition Shares. The purchase price for the Disposition Shares to be purchased by the Company upon exercise of the Company’s Right of First Refusal or the Non-Selling Owners upon exercise of the Owners’ Right of Second Refusal will be the bona fide cash price (or the fair market value of any non-cash consideration as determined in good faith by the Board) per share for which the Selling Owner proposes to transfer such Disposition Shares to the Proposed Purchaser(s) (as defined below) (the “Offered Price”) (subject to any rights the Company may have under any other agreement to purchase all or some of such Disposition Shares at a lower price), and will be payable within 30 days after the date of the Company’s Expiration Notice. Payment of the purchase price will be made, at the option of the Company, or each of the Non-Selling Owners, as applicable, (a) in cash (by cashier’s check), (b) by wire transfer of immediately available funds to the Selling Owner, or (c) by any combination of the foregoing.

(ii) Tag-Along Rights. If the Company and the non-Selling Owners do not exercise their respective refusal rights to purchase all of the Disposition Shares, the Selling Owner shall cause the Person (as defined in Section 3 below) or group that proposes to acquire the Disposition Shares remaining after the exercise of such rights (the “Proposed Purchaser”) to offer in writing (the “Purchase Offer”) to the other Owners (each recipient is referred to as a “Tag-Along Owner”) to purchase a Proportionate Share (as defined in Section 3 below) of the remaining balance of such Shares. Any such purchase shall be made in accordance with the following:

(A) the purchase from each Tag-Along Owner shall be made at the highest price per share and on such other terms and conditions as the Proposed Purchaser has offered to purchase Disposition Shares from the Selling Owner;

(B) each Tag-Along Owner shall have no more than 20 days from the receipt of the Purchase Offer in which to accept such Purchase Offer, in whole or in part;

(C) to the extent that a Tag-Along Owner accepts such Purchase Offer, the number of Owner Shares to be sold to the Proposed Purchaser by the Selling Owner shall be reduced; and

(D) the closing of such purchase shall occur within 30 days after such acceptance or at such other time as the Selling Owner, the accepting Tag-Along Owners and the Proposed Purchaser may agree.

(c) Excluded Affiliate Transfers. The provisions of this Section 2 do not apply to any Transfer by an Owner of his Owner Shares in an Excluded Affiliate Transfer (as defined in Section 3 below).

(d) Termination. This Section 2 shall terminate upon the earlier of any one or more of the following: (i) the first date on which the Owners collectively do not own at least 50% of the equity interests in the Company or in any successor or assignee resulting from the consolidation, merger or sale of all or substantially all of the assets of the Company; (ii) the adjudication of the Company as a bankrupt, the execution by the Company of an assignment for the benefit of creditors or the appointment of a receiver of the Company; (iii) the voluntary or involuntary dissolution of the Company; (iv) when there is otherwise only one surviving Owner as a party to this Agreement; (v) the date on which the Company completes the initial sale of its shares of Common Stock to the public by filing a registration statement on Form S-1 or such other form under the 1933 Act, as amended; or (vi) the tenth (10th) anniversary of the date hereof. The Company and the Owners each covenant and agree to enter into, and to use their commercially reasonable efforts to cause any successor or assignee of the Company described in clause (i) of this subsection to enter into, an agreement substantially similar to this Agreement if the Owners collectively own at least 50% of the equity interests in such successor or assignee.

(e) Compliance with Securities Laws. Anything in this Agreement to the contrary notwithstanding, no Transfer or Pledge of capital stock of the Company otherwise permitted or required by this Agreement shall be made unless such Transfer or Pledge is in compliance with federal and state securities laws, including without limitation the 1933 Act and the rules and regulations thereunder. If any such Transfer or Pledge is made pursuant to an exemption from such laws, rules and regulations, such Transfer or Pledge shall be made only upon the stockholder first having delivered to the Company a favorable written opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the proposed sale or transfer is exempt from registration under the 1933 Act and any applicable state securities laws; provided, however, that no such opinion of counsel shall be required for (i) an Excluded Affiliate Transfer by a stockholder if, in each case, the transferee agrees in writing to be subject to the terms and conditions hereof to the same extent as if such transferee were an original stockholder hereunder, or (ii) a sale duly made in compliance with Rule 144 promulgated under the 1933 Act, or any successor or analogous rule to Rule 144, or if the stockholder would be permitted to transfer the securities pursuant to paragraph (k) of Rule 144 (it being agreed that the Company shall have the right to receive evidence satisfactory to it regarding compliance with such rule or any successor or analogous rule prior to the registration of any such transfer), or (iii) a Transfer or Pledge pursuant to an effective registration statement.

Section 3. Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them in this Section 3:

“Affiliate” shall mean, when used with respect to a specified Person, any other Person which, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such Person, and any directors, officers, partners or 10% or more owners of such Person.

“Business” shall mean the business of the Company, which shall be (i) to make investments in Projects through Project Companies; (ii) to own, hold, exercise all rights in connection with, and otherwise sell or dispose of investments in Project Companies; and (iii) to carry on any activity directly relating to or arising from any of the above that corporation organized under the General Corporation Law of the State of Delaware may carry on as determined by the Board from time to time.

“Company Securities” shall mean the Common Stock and Preferred Stock, or classes or series thereof, or options, rights, warrants or appreciation rights relating thereto, or any other type of equity security that the Company may lawfully issue any unsecured or secured debt obligations of the Company or debt obligations of the Company convertible into any class or series of equity securities of the Company.

“Employees” means an individual who is employed by, or serves as a service provider or any other independent contractor role for, the Company or any of its Subsidiaries.

“Excluded Affiliate Transfer” means any (i) Transfer of Owner Shares by Yorktown (whether voluntarily or by operation of law) to any partner or other Affiliate of Yorktown or to any successor fund of Yorktown, (ii) any Transfer of Owner Shares by an Owner who is an individual to any Person for estate planning purposes if the Owner retains the right (directly or indirectly) to vote such Owner Shares following such transfer and (iii) any Transfer of Owner Shares by an Owner which is a trust to the principal beneficiary of that trust; provided that, in the case of any Transfer described in clauses (i)-(iii), such transferee agrees to be bound by the terms of this Agreement and evidences same by executing a copy of this Agreement promptly upon receiving the assignment of such Owner Shares, in which case such transferee shall be considered an Owner hereunder.

“Owner Shares” means with respect to any Owner (i) all shares of Common Stock and/or preferred stock of the Company, par value $0.10 per share (“Preferred Stock”) held by such Owner, (ii) any equity securities issued or issuable directly or indirectly to an Owner with respect to the Common Stock referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, conversion, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of any class or series of voting security of the Company currently held or held in the future by an Owner. As to any particular shares constituting Owner Shares, such shares will cease to be Owner Shares when they have been transferred to any person who is not a party hereto, other than pursuant to an Excluded Affiliate Transfer.

“Person” shall mean an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or other entity in a representative capacity.

“Pledge” means any pledge of an interest in, or other encumbrance placed upon, Owner Shares as security for indebtedness or for other purposes.

“Project” shall mean projects relating to the energy industry as determined by the Board from time to time.

“Project Company” shall mean entities formed for the purpose of holding investments in Projects.

“Proportionate Share” means for purposes of Section 2, the number of Owner Shares equal to the product of (i) the total number of Disposition Shares which a Proposed Purchaser has offered to purchase, times (ii) the fraction which is equal to the total number of Owner Shares which a Tag-Along Owner or Non-Selling Owner, as applicable, owns, over the aggregate number of Owner Shares owned by all Tag-Along Owners or Non-Selling Owners, as applicable, plus, in the case of purchases other than pursuant to purchases made pursuant to Section 2(b)(i), the aggregate number of Owner Shares owned by the Selling Owner.

“Qualified Public Offering” means any firm commitment underwritten offering by the Company to the public pursuant to an effective registration statement under the 1933 Act (i) for which aggregate cash proceeds to be received by the Company from such offering (without deducting underwriting discounts, expenses and commissions) are at least $50,000,000, and (ii) pursuant to which equity securities of the Company are authorized and approved for listing on the New York Stock Exchange or the Nasdaq Stock Market system.

“Subsidiary” means any Project Company, corporation or other entity a majority of the common stock (or similar equity securities) of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company.

“Transfer” means any direct or indirect sale, assignment or other disposition of Owner Shares, other than a Pledge.

Section 4. Enforcement; Legends. No Owner Shares shall be transferred on the books of the Company nor shall any Transfer or Pledge thereof be effective unless and until the terms and provisions of this Agreement are first complied with and, in case of violation of this Agreement by the attempted Transfer or Pledge of Owner Shares without compliance with the terms and provisions hereof, such Transfer or Pledge shall be invalid and of no effect. The Owners will cause the Company to imprint a legend on any certificates evidencing Owner Shares which are subject to this Agreement referring to the voting rights and the restrictions on transfer of the Owner Shares imposed hereunder. Any such legend shall be removed from the certificates evidencing any shares which cease to be “Owner Shares,” as set forth in the definition of such term in Section 3 hereof.

Section 5. Covenant Regarding Registration Rights. The Company agrees that upon the request of the holders of at least a majority of the outstanding shares of Common Stock, the Company will enter into a registration rights agreement with all holders of Common Stock. Such registration rights agreement shall provide no less than two demand registration rights on Form S-3 for Yorktown (one of which demand registration rights may be satisfied by a shelf registration statement on Form S-3), and shall provide for an unlimited number of piggy-back rights, each subject to standard terms and conditions. The rights to cause the Company to register Common Stock or similar equity interests in the Company pursuant to this Section 5 may be assigned to any affiliate of any holder of Common Stock, subject to the other terms and conditions of this Agreement.

Section 6. Right of First Offer on Subsequent Issuances.

(a) General. Each Owner owning 10,000 or more shares of Common Stock or Preferred Stock has the right to purchase up to such Owner’s Pro Rata Share (as defined below) of any “New Securities” (as defined in Section 6(b)) that the Company may from time to time issue after the date of this Agreement. An Owner’s “Pro Rata Share” for purposes of this right of first offer is the ratio of (i) the number of shares of Common Stock and Preferred Stock as to which such Owner is the beneficial owner, to (ii) the total number of shares of Common Stock and Preferred Stock beneficially owned in the aggregate by all stockholders.

(b) New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(i) the issuance of any Common Stock, Preferred Stock or other forms of equity compensation to Employees approved by the Board;

(ii) Company Securities issued as consideration to the sellers in connection with an acquisition by the Company in a bona fide arms length transaction, the terms of which have been approved by the Board;

(iii) Company Securities issued in connection with any issuance of debt by the Company, the terms of which have been approved by the Board;

(iv) Company Securities issued upon the exercise or conversion of any Company Securities issued in compliance with this Section 6;

(v) Company Securities offered to the public pursuant to a registration statement filed under the 1933 Act, including without limitation pursuant to a Qualified Public Offering; and

(vi) Company Securities issued as a dividend or upon any split or other pro-rata subdivision or combination of the Company Securities.

(c) Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Owner written notice of its intention to issue New Securities (the “Rights Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Owner shall have 15 days from the date of receipt of any such Rights Notice to agree in writing to purchase up to such Owner’s Pro Rata Share of such New Securities in cash for the price and upon the general terms specified in the Rights Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Owner’s Pro Rata Share). If any Owner fails to so agree in writing within such 15-day period to purchase such Owner’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he did not so agree to purchase and the Company shall promptly give each Owner who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase a portion of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering on a pro rata basis according to the relative Pro Rata Shares of the Purchasing Holders, at any time within 15 days after receiving the Overallotment Notice.

(d) Failure to Exercise. In the event that the Owners fail to exercise in full the right of first offer within such 15 plus 15 day period, then the Company shall have 45 days thereafter to sell the New Securities with respect to which the Owners’ rights of first offer hereunder were not exercised, at a price and upon general terms not more favorable to the purchasers thereof than specified in the Company’s Rights Notice to the Owners. In the event that the Company has not issued and sold the New Securities within such 45 day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Owners pursuant to this Section 6.

(e) Termination. This right of first offer under this Section 6 shall terminate upon (i) the date on which the Company completes the initial sale of its shares of Common Stock to the public by filing a registration statement on Form S-1 or such other form under the 1933 Act, as amended, (ii) the sale of all or substantially all the assets of the Company or (iii) an acquisition of the Company by another corporation or entity by sale of capital stock, consolidation, merger or other reorganization in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than 50% of the voting power of the corporation or other entity surviving such transaction.

(f) Waiver. Any provision of this Section 6 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of both (i) a majority in interest of the shares of Common Stock held by Owners and (ii) Yorktown. Any amendment or waiver effected in accordance with this Section 6(f) shall be binding upon each Owner and the Company.

Section 7. Reports.

(a) Within 45 days after the end of each fiscal quarter, the Management Owners shall furnish to each Owner a consolidated unaudited balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related income statement, statement of stockholders equity and statement of cash flows for such fiscal quarter prepared in accordance with generally accepted accounting principles, consistently applied, except that footnotes and year-end adjusting entries shall not be required.

(b) Within 120 days after the end of each fiscal year, the Management Owners shall furnish to each Owner a consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related income statement, statement of stockholders equity and statement of cash flows for such fiscal year prepared in accordance with generally accepted accounting principles, consistently applied and as reviewed by (and together with the report of their review of) the Company’s auditors who shall be selected from among the nationally recognized accounting firms.

(c) Within 30 days before the end of each fiscal year, the Board shall attempt to approve an Annual Budget for the succeeding year. On or prior to October 31 of each fiscal year, the President of the Company shall prepare and submit to the members of the Board a proposed Annual Budget for the next fiscal year. It is contemplated that the budget shall, as a separate line item, specify (without limitation) (i) each category of the general and administrative expenses of the Company, (ii) the compensation for each key employee of the Company, and (iii) the capital expenditures for the Company. As soon as practicable after any proposed Annual Budget is submitted to the Board, the Board shall approve or disapprove such Annual Budget. If the proposed Annual Budget is approved by the Board, then such proposed Annual Budget shall constitute the Company’s approved Annual Budget, subject to amendment from time to time. If the budget is not so approved, the members of the Board shall use their best efforts to resolve any questions with respect to revisions to the proposed Annual Budget. In the event that the Board is unable to reach an agreement with respect to an Annual Budget for a fiscal year prior to the commencement thereof, the Company shall continue to manage, maintain, supervise and direct its business in accordance with the most recently approved budget until a new Annual Budget is approved by the Board.

(d) Within 10 days after the occurrence of any material event, the Management Owners shall furnish notice of such event to the Owners together with a summary describing the nature of the event and its known or anticipated impact on the Company and its Subsidiaries.

(e) The Company shall furnish such other information to the Owners as such Owners or their advisors may reasonably request concerning the financial condition of the Company.

Section 8. Termination. This Agreement shall terminate upon the termination of Section 1, Section 2 and Section 6.

Section 9. Miscellaneous.

(a) Benefit. This Agreement will only bind and inure to the benefit of, and will only be enforceable by and against, the Owners and their permitted successors and assigns and the Company.

(b) Notices. Whenever in this Agreement, notice is required to be given it shall be given in writing, and if such notice is given by registered mail it shall be deemed to have been received on the second business day after the date such notice is posted. All notices hereunder to the Company shall be mailed to it at the address of its principal place of business and all notices to the Owners shall be mailed to them at their last known address as shown on the books and records of the Company. Any party may change its or his or her mailing address by giving written notice of such change to all other parties.

(c) Governing Law. This Agreement and the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

(d) Number. Words in the singular shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) Headings. The headings appearing in this Agreement are inserted only for convenience of reference and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

(f) Joinder. The spouses, if any, of each Management Owner join in the execution and delivery of this Agreement for the express purpose of binding her community property interests, if any, in the Owner Shares.

(g) Severability. Every provision in this Agreement is intended to be severable. In the event that any provision in this Agreement shall be held invalid, the same shall not affect in any respect whatsoever the validity of the remaining provisions of this Agreement; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

(h) Certain Expenses of Yorktown. The Company from time to time shall pay directly or shall reimburse Yorktown for all of their reasonable fees and expenses for outside legal counsel in connection with (a) the negotiation, preparation and execution of this Agreement and the other documents in connection with the formation of the Company, (b) Yorktown’s consideration of any waiver of its rights under this Agreement or any proposed amendment, modification or supplement to this Agreement, and (c) its consideration of any transaction with respect to the Company.

(i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

(j) Entirety and Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified, supplemented or amended in any respect except by written instrument executed by all parties hereto.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARMSTRONG ENERGY, INC.

By:
J. Hord Armstrong, III, Chairman and CEO

J. HORD ARMSTRONG, III

MARTIN D. WILSON

YORKTOWN ENERGY PARTNERS VI, L.P.

By:	Yorktown VI Company LP, its general partner

By:	Yorktown VI Associates LLC, its general partner

By:
Name:	Bryan H. Lawrence
Title:	Member

[Signature Page to Voting and Stockholders’ Agreement]

YORKTOWN ENERGY PARTNERS VII, L.P.

By:	Yorktown VII Company LP, its general partner

By:	Yorktown VII Associates LLC, its general partner

By:
Name:	Bryan H. Lawrence
Title:	Member

YORKTOWN ENERGY PARTNERS VIII, L.P.

By:	Yorktown VIII Company LP, its general partner

By:	Yorktown VIII Associates LLC, its general partner

By:
Name:	Bryan H. Lawrence
Title:	Member

JAMES H. BRANDI

LUCYB TRUST (FEBRUARY 26, 2007)

By:
Linda B. Brandi, Trustee

LORENZO WEISMAN/DANIELLE WEISMAN JOINT OWNERSHIP WITH RIGHT OF SURVIVORSHIP

By:
Lorenzo Weisman

By:
Danielle Weisman

[Signature Page to Voting and Stockholders’ Agreement]

BRIM FAMILY 2004 TRUST

By:
Name:	Debra Patterson
Title:	Vice President

FRANKLIN W. HOBBS IV

HUTCHINSON BROTHERS, LLC

By: Hutchinson Brothers, LLC

By:
Name:	Steven N. Hutchinson
Title:	Manager

JOHN H. STITES, III

[Signature Page to Voting and Stockholders’ Agreement]